Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Blink Charging Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	9,696,882		$1.82	$17,648,325.24	0.00013810	$2,437.23
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	3,898,177	(3)	$1.82	$7,094,682.14	0.00013810	$979.78
	Total Offering Amounts						$24,743,007.38		$3,417.01
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$3,417.01

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.001 per share (“Common Stock”), of Blink Charging Co. (the “Registrant”) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on October 17, 2025, as reported on Nasdaq.

(3)	Represents the estimated maximum number of shares of Common Stock issuable upon the exercise of warrants to be offered for resale from time to time by the selling stockholders named in the prospectus that forms a part of the registration statement to which this exhibit is attached.